PRODUCT MARKETING & DISTRIBUTION AGREEMENT BY AND BETWEEN
            DESERT HEALTH PRODUCTS, INC., AND GH ASSOCIATES, INC.

This Agreement is made this 6th day of February, 2001 by and between GH ASSOCIATES, INC., an Arizona corporation, with its principal headquarters located  at  4015  North  40th  Place, Phoenix,  Arizona  85018  (hereinafter
referred  to  as  "GHA")  and  DESERT  HEALTH  PRODUCTS,  INC.,  an   Arizona
corporation, with its principal business located at 8221 East Evans Road, Scottsdale, Arizona 85260 (hereinafter referred to as "DHPI").

RECITALS:

     1.DHPI is an Arizona corporation in good standing in the business of manufacturing, marketing and distributing health food products and supplements (See Addendum).

     2.GHA is an Arizona corporation in good standing and is in the business of developing nutraceuticals and supplements.

     3.GHA is seeking a company to distribute certain products in the health and nutrition and care areas outside of the United States, its territories, and Canada.

AGREEMENT:

     1.Exclusive Appointment. GHA appoints DHPI as the exclusive distributor for its products for all geographical areas outside of Canada, the United States, and its territories, except for those customers obtained by GHA through its own sales efforts.

       During the term of this Agreement, GHA shall not appoint any other firm, corporation or person to sell the same products in the protected territories set forth in Paragraph 1.

     2.Acceptance. DHPI accepts appointment to develop and market said products in the geographical territories set forth in Paragraph 1.

     3.Selling Rights Reserved. GHA reserves the right to sell, either directly, or through its subsidiaries, any of its products expressly not mutually designated by the parties, in writing, as a product to be marketed and distributed by DHPI. DHPI's products are initially:

       a.   Dr. Harris's Original Perfect Feet.
       b.   All modifications and derivatives of said product.

     4.License Fee. DHPI agrees to pay GHA the following fees in return for this grant of exclusive right to sell, market and distribute the products in the protected territories:

       a.   $   25,000.00 payable on February 6th, 2001
       b.   $   25,000.00 payable on April 6th , 2001
       c. One hundred thousand (100,000) shares of DHPI's one hundred forty-four (144) Common Stock issued by May 6, 2001.

     5.Joint Venture. The parties agree that both GHA and DHPI may sell, market and distribute the Products in the protected territories. Profits from said sales shall be dispersed as follows: Gross sales price less cost of product and direct sales costs (commissions and freight) equals net sales price which will be dispersed 50% to GHA and 50% to DHPI.

     6.General Obligations.  DHPI shall have the following general obligations:

       a. Maintain an adequate inventory to support the sale, registration and distribution of said products.
       b. Use its best efforts to promote the sale and distribution of said products in the territory assigned to DHPI.

     7.Term. This Agreement shall continue in force as long as DHPI and GHA meet all terms of this Agreement.

     8.Requirements. During the initial term, DHPI agrees to sell not less than twenty thousand (20,000) sets of product by February 1, 2002. Further, DHPI agrees to sell fifty thousand (50,000) sets of product or more between February 1, 2002 and February 1, 2003. Subsequent requirements will be determined through renegotiation which will be completed no later than November, 2002.

     9.Minimum Sales Price. The parties agree that the minimum price for which DHPI will sell the Product to any customer is $ 10.00 per set, which is defined to include Phase I, Phase II, tape, labels and box.

    10.Termination. GHA may terminate this agreement with thirty (30) days written notice for failure of DHPI to meet any terms of this Agreement. DHPI may cure any default within the thirty (30) day period. Should for any reason GHA terminate this Agreement, GHA agrees to protect any and all DHPI's established customers provided, in writing, to GHA prior to the date of any termination notice for said products and continue to supply product until customer no longer exists.

    11.Use of Name. Only so long as this Agreement is in effect, with the prior consent and approval of GHA, DHPI its agents, subsidiaries, or customers may use GHA's trade names and advertising material in any form related to the products.

    12.Trademarks. DHPI acknowledges the validity of any trademarks or patents registered in the United States, or any foreign countries, and further agrees not to infringe or commit any act which might adversely affect the validity of the patent or trademarks. DHPI will protect and file any updates, continuations, or other documents necessary to perfect or maintain any such foreign patents.

    13.DHPI Not An Agent. This Agreement does not constitute DHPI as the agent or legal representative of GHA. DHPI acknowledges that its relationship is strictly that of Licensor and Licensee. Neither party is granted any express, or implied, right or authority by the other party to assume or create any obligation on behalf of, or in the name of the other party.

    14.Reports. DHPI agrees that from time to time it will meet with GHA to present and discuss sales, reports, advertising, and registration or patent matters.

    15.Payment. DHPI and GHA agree to pay by corporate check, or pre-approved
       Letter of Credit, in good and immediately available funds. Said payment for Product shall be made at the time Product is ordered, and profit shall be paid when received by the selling party.

    16.Indemnity and Insurance. DHPI agrees to hold GHA harmless against any claim related to the manufacturing, advertising and/or distribution of any products covered by this Agreement in the protected territories. GHA agrees to provide products to DHPI from manufacturing companies that maintain adequate product liability insurance.

    17.Consent and Agreement. Any and all consents, agreements and/or correspondence will be forwarded, in writing, to either party at its last known address.

    18.Travel. Both parties agree to use Dr. Harris to the best of their ability to educate and advertise the products. DHPI agrees to work within Dr. Harris' schedule without undo burden and further agrees to cover all required first class expenses.

     In witness whereof, the parties executed this Agreement on the date first above mentioned.


     DESERT HEALTH PRODUCTS, INC.            GH ASSOCIATES, INC.


     By:  /S/Johnny Shannon                  By:  /S/Ron General
               President                           President


     WITNESS:


     S/Thor Lindvaag